Exhibit 23.2

BURKE CAPITAL GROUP, L.L.C.

SUITE 1400

945 EAST PACES FERRY ROAD

ATLANTA GA 30326

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

We hereby consent to the inclusion of our opinion letter dated April 18, 2006 to the Board of Directors of Homestead, as Appendix B to the proxy statement-prospectus, which forms a part of the Registration Statement on Form S-4 of Security Bank Corporation and to the references to our name and to the description of such opinion in the proxy statement-prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ Burke Capital Group, L.L.C.

Atlanta, Georgia

June 5, 2006